Exhibit 99.2

Contacts:

Gary Langford

Chief Financial Officer

Nexxus Lighting, Inc.

704-405-0416

glangford@nexxuslighting.com

NEXXUS LIGHTING AND PHILIPS SETTLE PATENT LITIGATION

Charlotte, NC – September 25, 2012 – Nexxus Lighting, Inc. (NASDAQ: NEXS), a market leading manufacturer of LED light bulbs and lighting systems, today announced a settlement agreement ending the pending patent litigation brought by Royal Philips Electronics (NYSE:PHG, AEX: PHI), a world leader in LED lighting technology.

In connection with the settlement and patent license agreement:

•

Philips will grant Nexxus Lighting an ongoing, royalty-bearing license to the comprehensive portfolio of patented LED technologies and solutions offered under Philips’ LED luminaire and retrofit bulb licensing program. The license allows Nexxus to continue the manufacture and sale of LED-based lighting products, including the Array® brand of LED replacement light bulbs.

•	Nexxus will also pay Philips a one-time, lump-sum royalty fee to address past sales.

•	Both parties will dismiss the lawsuit Philips initiated and presently pending in Massachusetts federal court.

“The opportunity for creating, developing and selling creative new LED lighting systems is expanding rapidly and we believe that combining access to the Philips portfolio of intellectual property with our own patented technology will give Nexxus Lighting a tremendous platform from which to penetrate the growing lighting market,” stated Mike Bauer, President and CEO of Nexxus Lighting. “We are pleased we could come to mutually agreeable terms and can now refocus our business on the large growth opportunities we see for LED lighting.”

About Nexxus Lighting, Inc.

Nexxus is a leader in high performance LED replacement light bulbs and LED linear lighting solutions sold under its Array® Lighting and Lumificient product lines. The company holds 43 issued U.S. and foreign patents and has 30 patent applications pending. Nexxus is committed to leading edge design and introducing LED products that set the standard in the industry in terms of performance and reliability. For more information, please visit the new Nexxus Lighting web site at www.nexxuslighting.com

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All other trademarks mentioned are the property of their respective owners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Royal Philips Electronics or Nexxus Lighting, Inc. businesses that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events and results. For a discussion of such risks and uncertainties, see “Risk Factors” in the companies’ Annual Reports on Form 10-K for the twelve months ended December 31, 2011, and most recent Form 10-Qs,each as filed with the Securities and Exchange Commission.